Exhibit 10.6

AMENDMENT NO. 1

TO

COMMON STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT is made and entered into as of September 30, 2025 (this “Amendment”), by and among CREO Investments LLC, a Delaware limited liability company (the “Investor”), and SHF Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Investor and the Company have entered into that certain Common Stock Purchase Agreement, dated September 17, 2025 (the “Agreement”); and

WHEREAS, the Investor and the Company desire to amend the Agreement as set forth herein; and

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment. Section 4.20 of the Agreement is hereby deleted and amended and restated in its entirety as follows:

“Section 4.20. Use of Proceeds. The proceeds from the sale of the Shares by the Company to the Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to the Registration Rights Agreement; provided, however, the Company agrees that 25% of the net cash proceeds for the sale of the shares shall be applied towards the redemption of the Company’s Series B Convertible Preferred Stock.”

2. No Other Effect on the Agreement. Except as expressly set forth herein, all of the terms, conditions, obligations, covenants and agreements of the Agreement shall continue in full force and effect after the execution of this Amendment, and shall not be in any way amended, changed, modified or superseded by the terms set forth herein. This Amendment shall form a part of the Agreement for all purposes, and each party shall be bound hereby. From and after the execution of this Amendment by the parties, any reference to the Agreement shall be deemed a reference to the Agreement as amended by this Amendment.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

4. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the date first above written.

THE COMPANY:

SHF HOLDINGS, INC.:

By:	/s/ Terrance Mendez
Name:	Terrance Mendez
Title:	Chief Executive Officer

THE INVESTOR:

CREO INVESTMENTS LLC:

By:	/s/ Andrew Cohen
Name:	Andrew Cohen
Title:	Chief Investment Officer

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